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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549




                                  FORM 8-A/A-2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Dominion Bridge Corporation
                           ---------------------------
             (Exact name of registrant as specified in its charter)

                Delaware                                   23-2577796
                --------                                   ----------
(State of incorporation or organization)       (IRS Employer Identification No.)

                              500 Notre Dame Street
                                 Lachine, Quebec
                                 CANADA H8S 2B2
                                 --------------
                    (Address of principal executive offices)
                                   (Zip Code)


If this Form relates to the registration    If this Form relates to the
of a class of debt securities and is        registration of a class of debt
effective upon filing pursuant to General   securities and is to become
Instruction A(c)(1) please  check the       effective simultaneously with the
following box. [ ]                          effectiveness of a concurrent
                                            registration statement under the
                                            Securities Act of 1933 pursuant to
                                            General Instruction A(c)(2) please
                                            check the following box. [ ]


  Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                         -------------------------------
                                (Title of Class)


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Item 1.  Description of Registrant's Securities To Be Registered.

         Item 1 remains unchanged, except that the following information is hereby added thereto:

         On April 28, 1998, Dominion Bridge Corporation (the "Company") issued a secured convertible promissory note (the "Note") in the principal amount of up to $10 million to Lamar Investments, Inc. ("Lamar"), an affiliate of Deere Park Equities, LLC ("Deere Park"), a principal stockholder of the Company, which is convertible into shares of Common Stock of the Company at $2.60 per share. The Company also issued a warrant (the "Warrant") to Lamar to purchase 1,668,536 shares of Common Stock of the Company at $3.00 per share for a three (3) year period. Pursuant to the terms of the Note and Warrant, Lamar has the right to purchase up to 5,514,690 additional shares of Common Stock of the Company. These transactions are described in detail in the Company's Current Report on Form 8-K dated April 28, 1998.

         Prior to the issuance of the Note and Warrant, Deere Park and its affiliates beneficially owned 6,619,999 shares of Common Stock of the Company representing approximately 19.8% of the Company's outstanding shares. As a result of these transactions, Deere Park and its affiliates are now deemed to beneficially own in excess of 30% of the Company's outstanding shares.

         Pursuant to that certain Rights Agreement dated as of November 26, 1996 by and between the Company and Continental Stock Transfer and Trust Co., as amended to date (the "Rights Agreement"), Deere Park and its affiliates were exempted from the operation of the Rights Agreement so long as they did not acquire in excess of 23% of the Company's outstanding voting shares. On April 28, 1998, the Board of Directors of the Company (the "Board") delayed the exercise of the rights under the Rights Agreement for a period of 45 days. This permitted the Company to issue the Note and Warrant to Lamar without triggering the immediate exercise of the rights. The purpose of this extension was to allow the Company additional time in which to evaluate Deere Park's strategic plan with respect to the management and operation of the Company. In this connection, the Board also exempted Deere Park and its affiliates, including Lamar, from the provisions of the Delaware antitakeover law contained in Section 203 of the Delaware General Corporation.

         On June 8, 1998, the Company entered into Amendment No. 2 to the Rights Agreement in order to (i) exempt Deere Park and its affiliates and associates, including Lamar, from the definition of "Acquiring Person" under the Rights Agreement, thereby making the Rights Agreement inapplicable to acquisitions of Company Common Stock by Deere Park or its affiliates or associates; (ii) make the Rights Agreement applicable to Michel L. Marengere and his affiliates and associates on the same terms as all other stockholders; and (iii) grant the Board of Directors greater flexibility in managing the operation of the Rights Agreement in the future by permitting the Board to extend the time in which it may redeem the rights issued under the Rights Agreement.



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
Item 2.                  Exhibits
                         --------

4.1 Rights Agreement, dated as of November 26, 1996 and effective as of November 26, 1996, between Dominion
                         Bridge Corporation and Continental Stock Transfer &
                         Trust Company which includes (i) the Form of Amendment to the Certificate of Incorporation of the Company setting forth the terms of the Series One Preferred
                         Stock as Exhibit A, (ii) the Form of Rights Certificate as Exhibit B and (iii) the Summary of Rights to Purchase
                         Preferred Stock as Exhibit C.

4.2                      Amendment No. 1 to Rights Agreement dated November 26,
                         1997 between Dominion Bridge Corporation and Continental
                         Stock Transfer & Trust Company.

4.3 Amendment No. 2 to Rights Agreement dated June 8, 1998 between Dominion Bridge Corporation and Continental
                         Stock Transfer & Trust Company.

99                       Form of Stockholder Letter.




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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                     DOMINION BRIDGE CORPORATION


                                     By:  /s/ Allen S. Gerrard
                                        -----------------------
                                        Name:  Allen S. Gerrard
                                        Title: Chairman of the Board of
                                               Directors and Interim Chief
                                               Executive Officer

June 9, 1998




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                                  EXHIBIT INDEX

4.1    Rights Agreement, dated as of November 26, 1996 and effective as of November 26, 1996,        Incorporated by reference
       between Dominion Bridge Corporation and Continental Stock Transfer & Trust Company which      to Exhibit 4 to the
       includes (i) the Form of Amendment to the Certificate of Incorporation of the Company         Registrant's Form 8-A Filed
       setting forth the terms of the Series One Preferred Stock as Exhibit A, (ii) the Form of      December 11, 1996.
       Rights Certificate as Exhibit B and (iii) the Summary of Rights to Purchase Preferred
       Stock as Exhibit C.

4.2    Amendment No. 1 to Rights Agreement dated November 26, 1997 between Dominion Bridge           Incorporated by reference
       Corporation and Continental Stock Transfer & Trust Company.                                   to Exhibit 4.2 to the
                                                                                                     Registrant's Form 8-A/A
                                                                                                     filed December 4, 1997.

4.3    Amendment No. 2 to Rights Agreement dated June 8, 1998 between Dominion Bridge                Filed herewith.
       Corporation and Continental Stock Transfer & Trust Company.

99     Form of Stockholder Letter.                                                                   Incorporated by reference
                                                                                                     to Exhibit 99 to the
                                                                                                     Registrant's Form 8-A Filed
                                                                                                     December 11, 1996.
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